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                                CONRAIL INC.
              (Name of Registrant as Specified in its Charter)

                           NORFOLK SOUTHERN CORPORATION
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        [Press Release]


FOR IMMEDIATE RELEASE
January 15, 1997
                                                 Media Contact:  Robert Fort
                                                 (757) 629-2710

Norfolk Southern Urges Conrail Shareholders to Reject 'Opt-out' Proposal

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) issued the following statement today in response to a decision by the U.S. Third Circuit Court of Appeals refusing to block Conrail Inc. from holding a shareholders meeting scheduled for Friday:

        "We urge Conrail shareholders to assert control of the corporation they own by rejecting the proposals to 'opt out' of Pennsylvania's fair value statute and adjourn the special meeting.

        "We urge shareholders to reject the attempts by Conrail and CSX to disenfranchise them and pressure them into accepting an inferior offer worth nearly $15 a share less than Norfolk Southern's all-cash, $115-per-share offer.

        "We urge them to take a stand against the "lock-out" provision and the other unprecedented obstructions that are part of the campaign of coercion to deny shareholders a real choice.

        "Conrail shareholders should be aware that the Surface Transportation Board has said the "lock-out" provision 'would in no way' preclude it from approving a Norfolk Southern/Conrail merger. Because the Board anticipates it will decide the case by late 1997 or early 1998, it means the lock-out clause will cease to have any practical effect a year earlier than CSX would have shareholders believe.

        "Norfolk Southern will continue to stand up for Conrail shareholders. We will continue our fight to ensure that they get the best possible price for their shares.

        "Underscoring our commitment is our offer to buy Conrail shares equal to 9.9 percent of Conrail's outstanding common for $115 per share if shareholders defeat the 'opt out' proposal."

        Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk, Va. It owns a major freight railroad, Norfolk Southern Railway Company, which operates 14,400 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. The corporation also owns North American Van Lines, Inc., and Pocahontas Land Corporation, a natural resources company.

                                   ###

World Wide Web Site - http://www.nscorp.com

                 [text of shareholder information]


           SURFACE TRANSPORTATION BOARD SAYS "LOCK-OUT" CLAUSE
                    CANNOT STOP APPROVED RAIL MERGERS

        On January 9, 1997, the Surface Transportation Board noted the likely unenforceability of the "lock-out" clause in the CSX/Conrail merger agreement that purports to keep Conrail from negotiating with any other railroad until 1999.

        The STB spoke clearly. "A person cannot effectively preclude [an approved] transaction from going forward simply by entering into a contract that purports to prevent all alternatives to its own preferred outcome." Again, "the lock-out provision would in no way preclude Board approval ... of NS/Conrail merger ... or the consummation of such a merger, if approved."

        The practical consequence for Conrail stockholders is significant. On the procedural schedule anticipated by the STB, the merger case will be decided late this year or early in 1998, and that decision will void any conflicting lock-out clause.

        The STB's action will not, of course, force Conrail to deal with Norfolk Southern. However, if the Board approves an NS/Conrail merger, Conrail will not be able to hide behind the "lock-out" and CSX will not be able to prevent the Conrail board from negotiating with Norfolk Southern.